UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

NATIONAL INSTRUMENTS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following communication was sent to employees of National Instruments Corporation on April 12, 2023:

Team,

I’m excited to share that earlier today, we announced that we have entered into an agreement to be acquired by Emerson (NYSE: EMR) for $60 per share in cash at an equity value of $8.2 billion. The joint press release we issued with Emerson can be found here. This transaction is a major milestone for NI, and a strong testament to all of your hard work. I encourage all of you to watch this video, where I describe more about the transaction and what it means for our company and for all of you.

Thank you for your continued dedication to NI. This deal would not have been possible without your continued dedication and impressive work.

Best,
Eric

NI CEO Video Script:

Hi, everyone.

Just a few moments ago, we announced that we have entered into an agreement to be acquired by Emerson for $60 per share in an all-cash transaction representing a total equity value of $8.2 billion.

I want to take this opportunity to discuss this news with you all directly and explain what it means for NI moving forward.

This transaction is a major milestone for NI, and a strong testament to the improvements and initiatives you all have helped implement in recent years that have transformed NI into a software focused company with higher growth and better profitability.

As you all are well aware, we initiated a strategic review of our business back in January.

Following that announcement, we also confirmed that we had received acquisition proposals from Emerson as part of the process.

I recognize that many of you have seen the history of engagement with Emerson since mid last year.  I want you to know we’ve spent time with and gotten to know more about Emerson’s strategy and their team over the past few months.  I can tell you that they see tremendous value in our business – our technology and our customers.  And they have commented to me multiple times about the strength of our people.

As we mentioned at that time, throughout the process, we were focused on providing all interested parties with the opportunity to fairly participate on a level playing field.

We thoroughly examined all areas of our business and considered a range of strategic, business and financial alternatives to find an outcome that would be in the best interest of NI and our shareholders.

The process was robust and comprehensive, and today marks the end of that process.

Importantly, we are confident this transaction represents the best outcome for our business, our shareholders, and all stakeholders – including our employees.

It’s clear to me that Emerson recognizes the value we’ve created, and we believe they will help us build on our momentum to further position NI as a leading provider of software-connected automated test and measurement systems.

By agreeing to join forces with Emerson, we are moving forward towards our next chapter and the exciting opportunities this transaction presents for us.

As many of you know, Emerson is a leader in automation solutions with world-class technology across software, controls, and intelligent devices.

NI’s technology and capabilities are complimentary to Emerson’s global automation leadership and diversify their portfolio into test and measurement automation and unlocking opportunities for expansion into new markets.

So, what does this really mean for all of us?

The short answer is that for now, nothing will change in our day-to-day roles.

Today is really just the first step in the process to bring our two companies together.

Transactions like these can take time to close, and today’s announcement kicks off a clearly defined process involving regulatory approvals and other customary closing conditions that must be met before we can officially operate as one company.

Until the transaction is completed, we will continue to operate as two separate companies and there will be no changes to our business or operating structure.

It is important we all remain focused on executing our strategy to further our position as a leading provider of software-connected automated test and measurement systems.

While there is not a lot more information we can share at this stage, what we can say is Emerson shares our commitment to innovation, and we will be hearing more from their team over time about the opportunities they see for NI as part of their company.

I know compensation is top of mind so let me be specific to what is in progress, which also represents a continuation of our existing plans. We plan to move forward with our July merit increase cycle.

As you know, we are in the process of distributing RSU and long-term incentive grants. And will announce our 2023 AIP targets shortly and provide more details on the thought process behind those targets.

So, what’s next?

Over the coming weeks and months, we will be working through some initial steps in the integration planning process, those that are typical during the interim period between the signing of a deal and closing.

Throughout this time, and as I mentioned, it is important that we stay focused on our job and the work we do every day.

I know that this announcement will give rise to many questions, and we are going to take multiple opportunities to communicate with you and answer your questions in the coming weeks and months.

We will place some helpful resources on InsideNI – including a repository of top questions, and an email to intake and answer your specific questions.

We will also be sending customer- and partner-facing teams a set of materials for use in response to inbound inquiries.

We also know this news is likely to generate interest from the media and other parties. As always, I’d like to remind you all that if you are approached by anybody outside of the company like a reporter, please do not respond, and instead forward the inquiry as soon as possible to Marissa Vidaurri, Vice President of Investor Relations.

On behalf of our entire management team and the Board, I want to thank you again for your continued hard work through this period and your dedication to NI.

I know that the last few months have created some uncertainty and we are extremely grateful for your patience and resilience.

As I mentioned, this transaction with Emerson is a testament to the improvements and initiatives you’ve all executed to transform us into the leading software company we are today.

I am incredibly proud of the work we have done together and look forward to our future and all that we can accomplish with Emerson.

Thank you all.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving National Instruments Corporation (“NI”). In connection with the proposed transaction, NI will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including NI’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that NI may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to NI’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, NI’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

NI’s stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about NI, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to National Instruments Corporation, 11500 North Mopac Expressway, Austin, Texas 78759, Attention: Investor Relations; telephone (512) 683-5215, or from NI’s website www.ni.com.

Participants in the Solicitation

NI and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding NI’s directors and executive officers is available in NI’s  proxy statement for the 2023 annual meeting of stockholders, which was filed with the SEC on March 27, 2023.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act that are subject to risks and uncertainties.  These statements include those set forth above relating to the proposed transaction as well as those that may be identified by words such as “believe,” “expect,” “plan,” “may,” “could,” “will,” “intend to,” “project,” “predict,” “anticipate,” “continue,” “seek to,” “strive to,” “endeavor to,” “are committed to,” “remain committed to,” “focus on,” “are encouraged by,” “remain cautious,” “remain optimistic” or “estimate”; statements of “goals,” “initiatives,” “commitments,” “strategy”, “focus” or “visions”; or other variations thereof or comparable terminology or the negative thereof.  All forward-looking statements are based on current expectations and projections of future events.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not guarantees of performance and actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors which could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements.  Risks and uncertainties include without limitation: the global shortage of key components; effect of the global economic and geopolitical conditions; our international operations and foreign economies; adverse public health matters, including epidemics and pandemics such as the COVID-19 pandemic; our ability to effectively manage our partners and distribution channels; interruptions in our technology systems or cyber-attacks on our systems; the dependency of our product revenue on certain industries and the risk of contractions in such industries; concentration of credit risk and uncertain conditions in the global financial markets; our ability to compete in markets that are highly competitive; our ability to release successful new products or achieve expected returns; the risk that our manufacturing capacity and a substantial majority of our warehousing and distribution capacity are located outside of the U.S.; our dependence on key suppliers and distributors; longer delivery lead times from our suppliers; risk of product liability claims; dependence on our proprietary rights and risks of intellectual property litigation; the continued service of key management, technical personnel and operational employees; our ability to comply with environmental laws and associated costs; our ability to maintain our website; the risks of bugs, vulnerabilities, errors or design flaws in our products; our restructuring activities; our exposure to large orders; our shift to more system orders; our ability to effectively manage our operating expenses and meet budget; fluctuations in our financial results due to factors outside of our control; our outstanding debt; the interest rate risk associated with our variable rate indebtedness; seasonal variation in our revenues; our ability to comply with laws and regulations; changes in tax rates and exposure to additional tax liabilities; our ability to make certain acquisitions or dispositions, integrate the companies we acquire or separate the companies we sold and/or enter into strategic relationships; risks related to currency fluctuations; provisions in charter documents and Delaware law that delay or prevent our acquisition; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could cause the parties to terminate the merger agreement; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction; the possibility that our stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of our common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the company to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of the company.  The company directs readers to its Form 10-K for the year ended December 31, 2022 and the other documents it files with the SEC for other risks associated with the company’s future performance.  These documents contain and identify important factors that could cause our actual results to differ materially from those contained in our forward-looking statements.  All information in this communication is as of the date above.  The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.